Exhibit (g)(1)(a)

AMENDMENT TO AMENDED AND RESTATED

GLOBAL CUSTODY AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Amended and Restated GLOBAL CUSTODY AGREEMENT dated June 8, 2021, as amended and supplemented from time to time (the “Agreement”) between Janus Detroit Street Trust (“Customer”), Janus Capital Management LLC as investment manager of Customer to the extent specified in the Agreement (“Manager”), and JPMorgan Chase Bank, N.A. (“J.P. Morgan”) is made and effective as of August 9, 2021 by the same parties.

WHEREAS, Customer, Manager, and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain services, and the parties to the Agreement now wish to amend Annex I - Funds of the Agreement.

NOW, THEREFORE in consideration of the mutual agreements contained herein, Customer and J.P. Morgan agree as follows:

1.	Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Annex I - Funds of the Agreement is hereby deleted in its entirety and replaced with the updated and revised Annex I - Funds attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.

Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Amendment supersedes all prior agreements and understandings relating to the subject matter hereof. References to the Agreement shall be to the Agreement as amended by this Amendment.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[signature page follows]

IN WITNESS WHEREOF, Customer and J.P. Morgan have caused their names to be signed by their respective officers thereunto duly authorized, in each case, as of the date stated above.

JANUS DETROIT STREET TRUST

By: /s/ Jesper Nergaard
Name: Jesper Nergaard
Title: Chief Financial Officer and Treasurer

JANUS CAPITAL MANAGEMENT LLC

By: /s/ Stacey O’Brien
Name: Stacey O’Brien
Title: Global Head of Client Operations

JPMORGAN CHASE BANK, N.A.

By: /s/ Matthew Leisman
Name: Matthew Leisman
Title: Executive Director

Amendment to Amended & Restated to Global Custody Agreement

Annex I - Funds

Janus Henderson AAA CLO ETF

Janus Henderson International Sustainable Equity ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson Net Zero Transition Resources ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

Janus Henderson Sustainable & Impact Core Bond ETF

Janus Henderson Sustainable Corporate Bond ETF

Janus Henderson U.S. Real Estate ETF

Janus Henderson US Sustainable Equity ETF

The Long-Term Care ETF

Amendment to Amended & Restated to Global Custody Agreement